EXHIBIT 99.1

For Immediate Release

Contact:	Tom McCarthy
312-928-0887

FreightCar America Seeks Discussions with Johnstown Union

Chicago, IL, September 20, 2007 — FreightCar America, Inc. (NASDAQ:RAIL) today announced that it had asked the union at its Johnstown, Pennsylvania manufacturing facility to discuss with the company possible labor cost reductions at the facility. According to the company, it had previously informed the local union that labor costs at the facility were uncompetitive and, because of a recent downturn in the railcar industry, it now had to consider the possibility of closing the facility if labor costs could not be reduced to competitive levels.

Tom McCarthy, Senior Vice President, Human Resources, said, “The best way for the union and employees at the Johnstown facility to secure the future is to work under a collective bargaining agreement that provides for competitive wages, work rules, and benefits that are appropriate in today’s marketplace. We hope that the union will accept this opportunity and engage in meaningful and productive bargaining.”

FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars. In addition to coal cars, FreightCar America designs and builds bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has manufacturing facilities in Danville, Illinois; Roanoke, Virginia; and Johnstown, Pennsylvania. More information about FreightCar America is available on its website at www.freightcaramerica.com.

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